EXHIBIT 7.03

ESCROW AGREEMENT

THIS AGREEMENT made as of the 20th day of August, 2008

AMONG:

SONUS PHARMACEUTICALS, INC., to be renamed OncoGenex Pharmaceuticals, Inc., a corporation existing under the laws of the State of Delaware

(hereinafter referred to as “Purchaser” or “Sonus”)

AND:

COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company existing under the laws of Canada

(hereinafter referred to as the “Escrow Agent”)

AND:

WORKING OPPORTUNITY FUND (EVCC) LTD., the registered or beneficial owner of the Escrow Securities (as defined herein) as of the Effective Time (as defined herein) (hereinafter referred to as the “Shareholder”) or, if applicable, Howard Riback, as agent for and on behalf of the Shareholder (hereinafter referred to as the “Shareholder’s Agent”)

WHEREAS:

A.    Pursuant to an arrangement agreement (the “Arrangement Agreement”) dated as of May 27, 2008, as amended, among the Purchaser and OncoGenex Technologies Inc. (the “OncoGenex”) and the statutory plan of arrangement contemplated thereby (the “Plan of Arrangement”), the Purchaser will acquire all of the issued and outstanding securities of OncoGenex from the securityholders of OncoGenex in exchange for securities of the Purchaser.

B.    In connection with the completion of the Plan of Arrangement, an aggregate of up to 1,388,889 common shares of the Purchaser (the “Milestone Shares”) that may be issued to certain securityholders of OncoGenex (the “Escrow Shareholders”) have been or will be deposited with the Escrow Agent to be held in escrow pursuant to escrow agreements (collectively, the “Escrow Agreements”) having terms and conditions identical to those set forth in this Agreement.

C.    In connection with the completion of the Plan of Arrangement, the Shareholder is entitled to receive up to 193,823 Milestone Shares (the “Escrow Securities”), which are being deposited with the Escrow Agent to be held in escrow pursuant to the terms of this Agreement.

D.    In the event that this Agreement has been executed by the Shareholder’s Agent in lieu of the Shareholder itself, under the terms of the Arrangement Agreement and the Plan of Arrangement the Shareholder is deemed to have irrevocably appointed and authorized the Shareholder’s Agent as the agent of the Shareholder, to enter into and act under this Agreement on its behalf as described in Section 10 below.

NOW THEREFORE in consideration of the respective covenants and agreements in this Agreement and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereby covenant and agree as follows:

1.0    DEFINITIONS AND INTERPRETATION

1.1    Each term denoted in this Agreement by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the Arrangement Agreement or the Plan of Arrangement, unless the context otherwise requires.  The Purchaser shall provide the Escrow Agent with true and complete copies of the Arrangement Agreement and the Plan of Arrangement for its records and reference.

1.2    The division of this Agreement into sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references in this Agreement to a “section” followed by a number and/or a letter refer to the specified section of this Agreement. Unless otherwise indicated, the terms “this Agreement”, “hereof”, “herein”, “hereunder” and “hereby” and similar expressions refer to this Agreement, as amended or supplemented from time to time pursuant to the applicable provisions hereof, and not to any particular section or other portion hereof.

1.3    Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.4    If any date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

2.0    ESCROW AND ESCROW SECURITIES

2.1.    The Purchaser and the Shareholder appoint the Escrow Agent to act as escrow agent under this Agreement in respect of the Escrow Securities.  The Escrow Agent accepts such appointment, subject to the terms and conditions set forth in this Agreement.

2.2.    At or promptly after the Effective Time, the Purchaser shall deposit, or cause to be deposited, on behalf of the Shareholder, with the Escrow Agent the Escrow Securities to be held in escrow under this Agreement.  In connection therewith the Purchaser shall deliver, or cause to be delivered, to the Escrow Agent any share certificates representing the Escrow Securities or other evidence of these securities.

2.3.    In the event of a subdivision of the Purchaser’s share capital that correspondingly results in the subdivision of the Escrow Securities that have not been released from escrow at the time of such subdivision, any additional common shares of the Purchaser to which the Shareholder is entitled as a result of the subdivision of such Escrow Securities shall be deposited with the Escrow Agent to be held in escrow pursuant to the terms of this Agreement.  All such additional shares shall thereafter be treated as Escrow Securities for the purposes of this Agreement.

2.4.    The Purchaser and the Shareholder direct the Escrow Agent to hold the Escrow Securities in escrow until they are released from escrow pursuant to the terms of this Agreement.

3.0    RELEASE OF ESCROW SECURITIES

3.1.    Subject to any other release or cancellation under this Agreement, the Escrow Securities are to be released from escrow upon the achievement of certain milestones by the Purchaser (the “Milestones”).  Schedule “A” to this Agreement sets forth the applicable Milestones and the percentage or number of Escrow Securities to be released from escrow upon the achievement of each such Milestone.  In Schedule “A”, the percentage figure for the percent of Escrow Securities to be released from escrow upon the achievement of a particular Milestone represents the percent of the original number of Escrow Securities (as may be adjusted from time to time to account for any subdivision, consolidation, stock dividend, reclassification, or other like change affecting the Purchaser’s common share capital subsequent to the Effective Time (each such change, a “Capital Change”)) as opposed to the percent of the Escrow Securities remaining in escrow at the time of achievement of such Milestone.  In respect of the release from escrow pursuant to the Escrow Agreements of any Milestone Shares, whether upon the Achievement of any Milestone or otherwise, the Milestone Shares shall be released from escrow to the Escrow Holders (including the Shareholder) on a pro-rata basis.  Notwithstanding the occurrence of any or all of the Milestones, in no event shall the number of Milestone Shares releasable in the aggregate to all Escrow Shareholders exceed 1,388,889 (subject to adjustment from time to time to account for any Capital Change).

3.2.    For the purposes of this Agreement and the release from escrow of the Escrow Securities, the board of directors of the Purchaser shall have the sole responsibility of determining whether or not a Milestone has been achieved, subject to the rights of the Escrow Shareholders described in section 3.9.  The Purchaser shall make any such determination acting reasonably and in good faith.  Until the earlier to occur of (i) such time as all of the Escrow Securities have been released from escrow, or (ii) the Expiration Date (as defined below), the Purchaser agrees to use, and to cause its Affiliates to use, reasonable efforts and devote a reasonable amount of resources (such efforts and resources are collectively referred to herein as the “Agreed Resources”) in order to achieve, in the ordinary course of business, Milestones one (1) through nine (9) set forth on Schedule “A”.  Notwithstanding anything herein to the contrary, the Purchaser and the Shareholder acknowledge and agree that, in the event that the Purchaser’s board of directors acting in good faith determines that it is in the best interests of the Purchaser and all of its stockholders to reduce or suspend the Agreed Resources, and that the failure to take such action could reasonably be determined to result in or lead to a breach of the fiduciary duties of the Purchaser’s board of directors, then the Purchaser may reduce or suspend, as the case may be, the Agreed Resources until such time and by such amount as the board of directors determines to be reasonably necessary in light of the circumstances under which such action is taken.  The Purchaser shall resume providing the Agreed Resources as soon as the continuation of providing such Agreed Resources could not reasonably be determined to result in or lead to a breach of the fiduciary duties of the Purchaser’s board of directors.

3.3.    Upon the Purchaser having determined that a Milestone has been achieved, the Purchaser shall forthwith provide the Escrow Agent (with a copy to the Shareholder and, if applicable, the Shareholder’s Agent) with written notice (a “Release Notice”): (a) confirming that such Milestone has been achieved and the date (a “Release Date”) such Milestone has been achieved; and, subject to section 3.8, (b) providing an irrevocable direction to release a specified percentage or number of Escrow Securities to the Shareholder.  A Release Notice must be signed by the Chief Executive Officer and the Chief Financial Officer of the Purchaser.

3.4.    In the event that a Capital Change occurs subsequent to the Effective Time and prior to six years after the Effective Date of the Arrangement (the “Expiration Date”), the Purchaser shall ensure that: (a) the percentage or number of Escrow Securities to be released from escrow on a Release Date takes into account the change in number of Escrow Securities that occurred as a result of such Capital

Change and is adjusted, where necessary, such that the number of Escrow Securities released from escrow on a Release Date is equal to that number of Escrow Securities that would be eligible for release had such Capital Change been given effect immediately prior to the Effective Time; and (b) the applicable Release Notice sets out the Purchaser’s calculations in this regard.

3.5.    Irrespective of when a Release Notice is delivered by the Purchaser or received by the Escrow Agent, the Release Date specified in such Release Notice shall be deemed to be the date on which the Escrow Securities covered by such Release Notice were released from escrow under this Agreement.

3.6.    The Purchaser and the Escrow Agent acknowledge and agree that on the basis that all of the Milestone Shares are to be held in escrow by the Escrow Agent pursuant to terms and conditions identical to this Agreement, the Purchaser may, for each Milestone that is achieved, provide a single Release Notice covering all Escrow Shareholders and their respective portion of the Milestone Shares in lieu of providing the Escrow Agent with a separate Release Notice for each Escrow Shareholder.

3.7.    Upon receipt of a Release Notice, the Escrow Agent shall deliver to the Shareholder, within three (3) Business Days, a share certificate registered in the name of the Shareholder evidencing the Escrow Securities released from escrow in connection with such Release Notice.  If, on a date that Escrow Securities are to be released, the Escrow Agent holds a share certificate or other evidence representing more Escrow Securities than are to be released, the Escrow Agent shall deliver the share certificate or other evidence to the Purchaser or its transfer agent and request replacement share certificates or other evidence in denominations necessary to allow for: (a) the delivery to the Shareholder of the number of Escrow Securities so released; and (b) the balance of the Escrow Securities to remain in escrow with the Escrow Agent.  After the Escrow Agent receives the replacement share certificates or other evidence, the Escrow Agent will send to the Shareholder the replacement share certificate or other evidence of the Escrow Securities released.

3.8.    As provided for in the Plan of Arrangement, the Purchaser is entitled to withhold from any consideration issuable or payable pursuant to the Plan of Arrangement to the Shareholder (including the Escrow Securities), provided that the Shareholder is not a Canadian Resident, such amounts as the Purchaser is required to deduct and withhold with respect to such issuance or payment, as the case may be, under Section 116 of the Income Tax Act (Canada).  Notwithstanding that the Purchaser has determined that Escrow Securities are eligible for release from escrow pursuant to section 3.3 hereof, the Purchaser shall not be obligated to deliver a Release Notice in respect of such determination until the Shareholder has (a) satisfied all amounts owing to the Purchaser under section 4.8 of the Plan of Arrangement and (b) complied with the requirements of section 4.9 of the Plan of Arrangement.

3.9.    The Purchaser shall, on a semi-annual basis commencing on the day that is six-months from the Effective Date, provide the Escrow Shareholders with a written update (a “Milestone Update”) on the status of the achievement of Milestones one (1) through eight (8) set forth in Schedule “A”.  The initial Milestone Update shall set out in reasonable detail the then current status of achievement of the relevant Milestones while all subsequent Milestone Updates shall describe the progress in respect of each Milestone since the previous Milestone Update.

If, at any time, the Purchaser receives, from Escrow Shareholders holding in the aggregate not less than two-thirds (2/3) of the Milestone Shares then remaining in escrow pursuant to the Escrow Agreements, a written request (a “Clarification Request”) to provide a detailed account of the status of achievement of any Milestone, the Purchaser shall within 10 Business Days of the receipt of such Clarification Request provide a written response (a “Clarification Response”) to the Escrow Shareholders setting out a detailed account of the status of achievement of such Milestone.  A Clarification Request must: (a) identify the Escrow Shareholder(s) who are providing such Clarification

Request; and (b) set out the specific Milestone or Milestones in respect of which the Escrow Shareholders are requesting clarification.  For greater certainty, a particular Clarification Request may take the form of a single document submitted to the Purchaser on behalf of multiple Escrow Shareholders or multiple documents each submitted to the Purchaser on behalf of one or more Escrow Shareholders provided that such documents shall only collectively be treated as one Clarification Request if they all relate to the same Milestone or Milestones, as the case may be.

If, within 15 Business Days of the delivery of a Clarification Response (or, if a Clarification Response is not delivered within the required 10 Business Day period, then within 25 Business Days of the delivery of the Clarification Request), the Purchaser receives, from Escrow Shareholders holding in the aggregate not less than two-thirds (2/3) of the Milestone Shares then remaining in escrow pursuant to the Escrow Agreements, a written notice (a “Dispute Notice”) that said Escrow Shareholders (the “Disputing Shareholders”) dispute the Purchaser’s position that any one or more of the Milestones identified in the corresponding Clarification Request has not been achieved, the matter (a “Dispute”) shall be resolved in accordance with the provisions of Schedule “C”.  For greater certainty, a particular Dispute Notice may take the form of a single document submitted to the Purchaser on behalf of multiple Escrow Shareholders or multiple documents each submitted to the Purchaser on behalf of one or more Escrow Shareholders provided that such documents shall only collectively be treated as one Dispute Notice if they all relate to the same Milestone or Milestones, as the case may be.

If, upon following the procedures set forth in Schedule “C”, it is determined that a particular Milestone has in fact been achieved, the Purchaser shall forthwith provide a Release Notice to the Escrow Agent in respect of such Milestone.

Notwithstanding the Purchaser’s obligation to provide the Milestone Updates and, if applicable, a Clarification Response, the Purchaser shall in no manner be obligated to disclose to the Escrow Shareholders in any such document, or otherwise, any undisclosed material information (as such term is commonly defined under applicable securities laws) in respect of the business and affairs of the Purchaser (“Undisclosed Information”).  In the event of a Dispute, if any Undisclosed Information is provided by the Purchaser to the Disputing Shareholders for the purpose of settling such Dispute, such information shall only be provided to the Disputing Shareholders on the condition that the Disputing Shareholders agree to treat such information as confidential and agree not to trade in any securities of the Purchaser until such time that the Undisclosed Information is made public.

4.0    CANCELLATION OF ESCROW SECURITIES

4.1.    Subject to the Purchaser having complied with its obligations under this Agreement and not otherwise being in material breach of the terms of this Agreement, effective as of the Expiration Date the Shareholder shall cease to be the registered and beneficial owner of, and shall have no further rights and obligations in respect of, any Escrow Securities and any dividends or distributions received thereon, that have not, as of the Expiration Date, been released from escrow to the Shareholder in accordance with the terms of this Agreement (collectively, the “Unreleased Escrow Holdings”).

4.2.    Subject to the Purchaser having complied with its obligations under this Agreement and not otherwise being in material breach of the terms of this Agreement, any Unreleased Escrow Holdings shall be delivered by the Escrow Agent to the Purchaser as soon as practicable after the Expiration Date.

4.3.    With respect to the transfer of Unreleased Escrow Holdings from the Escrow Agent to the Purchaser pursuant to sections 4.1 and 4.2, the Shareholder hereby irrevocably constitutes and appoints the Purchaser the true and lawful agent, attorney and attorney in fact of the Shareholder with respect to the Unreleased Escrow Holdings, with full power of substitution (such power of attorney, being coupled with an interest, being irrevocable) to execute and deliver such instruments and documents as are necessary to carry out such transfer or other action in respect thereof.

5.0    DEALING WITH ESCROW SECURITIES

5.1.    For greater certainty, the provisions of Part 5 of this Agreement only apply to those Escrow Securities that remain in escrow under this Agreement.  The provisions of Part 5 of this Agreement shall immediately cease to apply to any Escrow Securities once they have been released from escrow under this Agreement.

5.2.    Unless expressly permitted by this Agreement, the Shareholder shall not sell, transfer, assign, mortgage, enter into a derivative transaction concerning, or otherwise deal in any way with the Escrow Securities or any related share certificates or other evidence of the Escrow Securities.  The Shareholder may transfer all or a portion of the Escrow Securities pursuant to a Permitted Transfer (as defined in Schedule “B”) provided that any transferee of the Escrow Securities must become a party to this Agreement and any purported transfer of Escrow Securities to a person that does not become a party hereto shall be null and void ab initio.  Each certificate representing Escrow Securities held in escrow shall have the following legend noted conspicuously thereon:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF THAT CERTAIN ESCROW AGREEMENT DATED AUGUST 20, 2008 BY AND AMONG SONUS PHARMACEUTICALS, INC., COMPUTERSHARE TRUST COMPANY OF CANADA, AS ESCROW AGENT, AND THE SHAREHOLDER, OR, IF APPLICABLE, HOWARD RIBACK, AS SHAREHOLDER’S AGENT.  THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ON TRANSFER UNTIL RELEASED FROM SUCH RESTRICTIONS IN ACCORDANCE WITH THE TERMS OF SUCH ESCROW AGREEMENT

5.3.    Any dividend or other distribution on the Escrow Securities shall be deposited with the Escrow Agent to be held in escrow along with the corresponding Escrow Securities.  Any such dividend or other distribution shall be released from escrow in conjunction with the release from escrow of the corresponding Escrow Securities and the Purchaser shall direct the Escrow Agent to do the same in the applicable Release Notice.  If the Escrow Securities are reclassified or changed into other securities or property pursuant to a merger, consolidation or other reorganization of Purchaser after the Effective Time that does not otherwise constitute a Business Combination (as defined in Schedule “A”) the occurrence of which constitutes the achievement of Milestone 10 set forth in Schedule “A”, then such reclassified shares or other securities or property, as the case may be, shall be deposited with the Escrow Agent to be held in escrow and released from escrow in conjunction with the terms of this Agreement as if such merger, consolidation or other reorganization had been given effect immediately prior to the Effective Time.

5.4.    With respect to the voting rights attached to the Escrow Securities, the Shareholder hereby irrevocably constitutes and appoints the Purchaser the true and lawful agent, attorney and attorney in fact of the Shareholder with respect to the Escrow Securities, with full power of substitution (such power of attorney, being coupled with an interest, being irrevocable) to execute and deliver such instruments of proxy, authorizations or consents, and to exercise such other similar rights of the Shareholder, in respect of the Escrow Securities at any annual, special or adjourned meeting of the shareholders of the Purchaser, or of any class of shareholders of the Purchaser, and in any written consent in lieu of any such meeting.  The Purchaser agrees to act in such capacity and to vote the Escrow Securities on any matter for which the Escrow Securities are eligible to vote such that the votes attached to the Escrow Securities are voted in a manner consistent with the voting of all common shares of the Purchaser, excluding Milestone Shares, that were eligible to vote and for which votes were cast in respect of such matter.  For example, if in respect of a particular matter: (a) 75% of the common shares of the Purchaser, excluding Milestone Shares, that were eligible to vote and for which votes were cast in respect of such matter voted in favour of such matter; and (b) 25% of the common shares of the Purchaser, excluding Milestone Shares, that were eligible to vote and for which votes were cast in respect of such matter voted against such matter, the Purchaser shall cause 75% of the Escrow Securities to be voted in favour of the matter and 25% of the Escrow Securities to be voted against such matter.

6.0    CONCERNING THE ESCROW AGENT

6.1.    The Escrow Agent accepts its duties and responsibilities under this Agreement, and the Escrow Securities and any share certificates or other evidence of these securities, solely as a custodian, bailee and agent. No trust is intended to be, or is or will be, created hereby and the Escrow Agent shall owe no duties hereunder as a trustee.

6.2.    The Escrow Agent will not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any Escrow Securities deposited with it.

6.3.    The Escrow Agent will have no responsibility for seeking, obtaining, compiling, preparing or determining the accuracy of any information or document, including the representative capacity in which a party purports to act, that the Escrow Agent receives as a condition to a release from escrow or a transfer of Escrow Securities within escrow under this Agreement.

6.4.    The Escrow Agent will have no responsibility for Escrow Securities that it has released to the Shareholder according to this Agreement.

6.5.    The Purchaser hereby agrees to indemnify and hold harmless the Escrow Agent, its affiliates, and their current and former directors, officers, employees and agents from and against any and all claims, demands, losses, penalties, costs, expenses, fees and liabilities, including, without limitation, legal fees and expenses, directly or indirectly arising out of, in connection with, or in respect of, this Agreement, except where same result directly and principally from gross negligence, wilful misconduct or bad faith on the part of the Escrow Agent. This indemnity survives the release of the Escrow Securities, the resignation or termination of the Escrow Agent and the termination of this Agreement.

6.6.    The Escrow Agent will be protected in acting and relying reasonably upon any notice, direction, instruction, order, certificate, confirmation, request, waiver, consent, receipt, statutory declaration or other paper or document (collectively referred to as “Documents”) furnished to it and purportedly signed by any officer or person required to or entitled to execute and deliver to the Escrow Agent any such Document in connection with this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth or accuracy of any information therein contained, which it in good faith reasonably believes to be genuine.

6.7.    The Escrow Agent will not be bound by any notice of a claim or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of this Agreement unless received by it in writing, and signed by the other parties including the Escrow Agent, as applicable, and, if the duties or indemnification of the Escrow Agent in this Agreement are affected, unless it has given its prior written consent.

6.8.    The Escrow Agent may consult with or retain such legal counsel and advisors as it may reasonably require for the purpose of discharging its duties or determining its rights under this Agreement and may rely and act upon the advice of such counsel or advisor.  The Escrow Agent will give written notice to the Purchaser as soon as practicable that it has retained legal counsel or other advisors.  The

Purchaser will pay or reimburse the Escrow Agent for any reasonable fees, expenses and disbursements of such counsel or advisors, upon delivery of a reasonably itemized invoice setting forth the services performed by such counsel or advisors.

6.9.    In the event of any disagreement arising under the terms of this Agreement, the Escrow Agent will be entitled, at its option, to refuse to comply with any and all demands whatsoever until the dispute is settled either by a written agreement among the parties or by a court of competent jurisdiction.

6.10.    The Escrow Agent will have no duties or responsibilities except as expressly provided in this Agreement and will have no duty or responsibility under the Arrangement Agreement or the Plan of Arrangement or arising under any other agreement, including any agreement referred to in this Agreement, to which the Escrow Agent is not a party.

6.11.    The Escrow Agent will have the right not to act and will not be liable for refusing to act unless it has received clear and reasonable documentation that complies with the terms of this Agreement. Such documentation must not require the exercise of any discretion or independent judgment.

6.12.    The Escrow Agent is authorized to cancel any share certificate delivered to it and hold the Escrow Securities in electronic, or uncertificated form only, pending release of such securities from escrow.

6.13.    The Escrow Agent will have no responsibility with respect to any Escrow Securities in respect of which no share certificate or other evidence or electronic or uncertificated form of these securities has been delivered to it, or otherwise received by it.

6.14.    The Escrow Agent will not be liable to any of the parties hereunder for any action taken or omitted to be taken by it under or in connection with this Agreement, except for losses directly, principally and immediately caused by its bad faith, wilful misconduct or gross negligence. Under no circumstances will the Escrow Agent be liable for any special, indirect, incidental, consequential, exemplary, aggravated or punitive losses or damages hereunder, including any loss of profits, whether foreseeable or unforeseeable. Notwithstanding the foregoing or any other provision of this Agreement, in no event will the collective liability of the Escrow Agent under or in connection with this Agreement to any one or more parties, except for losses directly caused by its bad faith or willful misconduct, exceed the amount of its annual fees under this Agreement or the amount of three thousand dollars ($3,000.00), whichever amount shall be greater.

6.15.    The Escrow Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Escrow Agent reasonably determines that such an act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline.  Further, should the Escrow Agent reasonably determine at any time that its acting under this Agreement has resulted in it being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on 10 days written notice to the Purchaser, provided: (i) that the Escrow Agent’s written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Escrow Agent’s satisfaction within such 10 day period, then such resignation shall not be effective.  For greater certainty, section 8.1 shall not apply to a resignation of the Escrow Agent in these circumstances.

6.16.    The parties acknowledge that federal, provincial or state legislation that addresses the protection of individual’s personal information (collectively, “Privacy Laws”) applies to obligations and activities under this Agreement.  Despite any other provision of this Agreement, no party will take or direct any action that would contravene, or cause another to contravene, applicable Privacy Laws.  The Purchaser will, prior to transferring or causing to be transferred personal information to the Escrow Agent, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or will have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws.  The Escrow Agent will use commercially reasonable efforts to ensure that its services hereunder comply with Privacy Laws.

6.17.    With respect to any cash balances held in escrow by the Escrow Agent pursuant to section 5.3, the Escrow Agent may hold such cash balances in an account established for such purposes with the Escrow Agent’s financial institution.

6.18.    The Escrow Agent shall not be required to expend or risk its own funds or otherwise incur financial liabilities in the performance of any of its duties hereunder, or in the exercise of any of its rights and powers hereunder.

7.0    COMPENSATION

7.1.    The Purchaser agrees to pay the Escrow Agent reasonable compensation for all of the services rendered by it under this Agreement and will reimburse the Escrow Agent for all reasonable expenses (including taxes other than taxes based on the net income of the Escrow Agent) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Escrow Agent in connection with its duties under this Agreement; provided that Purchaser shall have no obligation to reimburse the Escrow Agent for any expenses or disbursements paid, incurred or suffered by the Escrow Agent in any suit or litigation in which the Escrow Agent is determined to have acted fraudulently, in bad faith or with gross negligence or wilful misconduct.  Any amount due under this Section and unpaid 30 days after request for such payment, will bear interest from the expiration of 30 days and a rate per annum equal to the then current rate charged by the Escrow Agent from time to time.

8.0    RESIGNATION AND REMOVAL OF THE ESCROW AGENT

8.1.    The Escrow Agent may resign as Escrow Agent at any time with or without cause by giving not less than 20 days prior written notice to the Purchaser and the Shareholder, such resignation to be effective 20 days following the date such notice is given.  In addition, subject to the Escrow Agent being concurrently and similarly removed and replaced in respect of all of the Escrow Agreements, the Purchaser and the Shareholder may jointly remove the Escrow Agent as escrow agent at any time with or without cause, by an instrument executed by the Purchaser and the Shareholder (which may be executed in counterparts) given to the Escrow Agent, which instrument shall designate the effective date of such removal.  In no event shall any such resignation or removal become effective until the appointment of a successor escrow agent, to be appointed by the Purchaser and the Shareholder by mutual agreement and the Purchaser and the Shareholder shall use their best efforts to mutually agree upon a successor agent within 20 days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Purchaser, with the consent of the Shareholder, which shall not be unreasonably withheld, shall have the right to appoint a successor escrow agent. The successor escrow agent selected in the such manner shall execute and deliver an instrument accepting such appointment and it shall thereupon be deemed the Escrow Agent hereunder and it shall without further acts be vested with all the estates, properties, rights, powers, and duties of the predecessor Escrow Agent as if originally named as the Escrow Agent. If no successor escrow agent is named in the event of the Escrow Agent’s resignation, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent. Thereafter, the predecessor Escrow Agent shall be discharged from any further duties and liabilities under this Agreement.

9.0    TERMINATION

9.1.    The escrow created by this Agreement shall continue until the earliest to occur of the following events:

(a)	all Escrow Securities having been released to the Shareholder;

(b)	the Escrow Agent having delivered all remaining Escrow Securities to the Purchaser in accordance with section 4.2; or

(c)
the Purchaser and the Shareholder agreeing in writing to terminate such escrow, in which case the Escrow Agent shall distribute the Escrow Securities in accordance with the written instructions of the Purchaser and the Shareholder.

10.0    SHAREHOLDER’S AGENT

10.1.    Pursuant to the Arrangement Agreement and the Plan of Arrangement, in the event that this Agreement has been executed by the Shareholder’s Agent in lieu of the Shareholder itself, the Shareholder is deemed to have irrevocably appointed and authorized the Shareholder’s Agent as the agent of the Shareholder, to enter into and act under this Agreement on its behalf.

10.2.    In the event that this Agreement has been executed by the Shareholder’s Agent in lieu of the Shareholder:

(a)
a decision, act, consent or instruction of the Shareholder’s Agent shall constitute a decision of the Shareholder and shall be final, binding and conclusive upon the Shareholder, and the Escrow Agent and the Purchaser may rely upon any such decision, act, consent or instruction of the Shareholder’s Agent as being the decision, act, consent or instruction of the Shareholder and any notice or communications to or from the Shareholder’s Agent shall constitute notice to or from the Shareholder;

(b)
the Escrow Agent and the Purchaser are hereby relieved from any liability to any person for any acts done by them in accordance with any decision, act, consent or instruction of the Shareholder’s Agent;

(c)	the Shareholder’s Agent shall not be liable for any act done or omitted under this Agreement as agent of the Shareholder while acting in good faith, or acting on the advice of counsel;

(d)	the Shareholder’s Agent shall have no duty, obligation or responsibility to expend his personal funds in support of his activities as agent of the Shareholder; and

(e)
the Purchaser shall indemnify and hold harmless the Shareholder’s Agent against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Shareholder’s Agent’s legal counsel) which, without fraud, negligence, recklessness, wilful misconduct or bad faith on the part of the Shareholder’s Agent, may be paid, incurred or suffered by the Shareholder’s Agent by reason or as a result of the performance by the Shareholder’s Agent of its obligations set out in this Agreement.

11.0    GENERAL

11.1.    If any term or other provisions of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon the determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

11.2.    This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.3.    All notices and other communications between the parties to this Agreement shall be in writing and shall be deemed to have been given if delivered personally, sent by registered mail or delivered by facsimile to the parties at the following addresses (or at such other address for any such party as shall be specified in like notice):

(a)	to the Purchaser:

1522 217th Place SE, Suite 100
Bothell, WA, USA, 98021

Attention:                      Chief Executive Officer
Facsimile:                       425-686-1600

(b)	to the Escrow Agent:

3rd Floor, 510 Burrard Street
Vancouver, BC, Canada, V6C 3B9

Attention:                      Manager, Corporate Trust
Facsimile:                       604-661-9403

(c)	to the Shareholder:

2600 - 1055 West Georgia Street
Vancouver, BC, Canada, V6E 3R5

Attention:                      Mr. Pat Brady
Facsimile:                       604-669-7605

(d)	to the Shareholder’s Agent (if applicable):

Suite 2500, 1066 West Hastings Street
Vancouver, BC, Canada, V6E 3X1

Attention:                      Howard Riback
Facsimile:                       604-687-2145

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by facsimile shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

11.4.    This Agreement may only be amended by written agreement of the parties.  No Escrow Agreement (including, without limitation, this Agreement) may be amended unless the same amendment is offered to all other Escrow Shareholders in respect of their respective Escrow Agreement.  Each Escrow Shareholder shall have 30 days to either accept or decline the proposed amendment to their respective Escrow Agreement after which the Escrow Agreements for all those accepting the proposed amendment shall be amended accordingly.  No Escrow Holder shall have a veto over whether or not a proposed amendment is given effect.

11.5.    Each of the parties, upon the request of any other party, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

11.6.    This Agreement shall be construed and enforced in accordance with the laws of British Columbia and the federal laws of Canada applicable therein.

11.7.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any counterpart thereof may be executed by telecopy and when delivered shall be deemed to be an original.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SONUS PHARMACEUTICALS INC. Per: Authorized Signatory	COMPUTERSHARE TRUST COMPANY OF CANADA Per: Authorized Signatory Per: Authorized Signatory

WORKING OPPORTUNITY FUND (EVCC) LTD. Per: Authorized Signatory

SCHEDULE “A”

MILESTONES AND RELEASE SCHEDULE

Further to section 3.1 of the Agreement, the Milestones and corresponding percentage or number of Escrow Securities to be released upon the achievement thereof are set forth in the table below.  The percentage figures represent the percent of the original number of Escrow Securities (as may be adjusted to account for any subdivision or consolidation of the Escrow Securities).  The percentage figures are not cumulative.

	Milestone	Escrow Securities to be Released
1.	The completion of the planned patient enrolment (as specified in the last submission to the regulatory authorities prior to the dosing of the first patient enrolled in the trial) in the Supportive Clinical Trial with OGX-011.	50%
2.	The completion of a SPA on the patient population, study design, trial endpoints, statistical analyses and size of a registration clinical trial with OGX-011.	25%
3.	Achievement of a survival advantage of 2 months or more in the OGX-011 randomized Phase 2a trial referred to as clinical trial OGX-011-03.	50%
4.	The enrolment of a first patient in a phase 2 clinical trial with OGX-427.	25%
5.	The completion of the planned patient enrolment (as specified in the last submission to the regulatory authorities prior to the dosing of the first patient enrolled in the trial) in the first phase 2 clinical trial with OGX-427.	50%
6.	Following a Type B Meeting with FDA and: (a) the confirmation from the FDA in such meeting of the use of pain palliation as an appropriate endpoint to support a product marketing approval in prostate cancer; and (ii) FDA guidance as to acceptable means of evaluating and analyzing pain palliation for a registration trial.	25%
7.
If: (a) the average closing share price for the Purchaser’s common shares on the NASDAQ Global Market (or such other stock market on which the common shares are then listed) for a period of ten consecutive trading days is at least 50% above the closing share price of common shares on the NASDAQ Global Market on the Announcement Date (adjusted for stock splits, consolidations and other capital changes since the Announcement Date); and (b) there has been a prior release of at least 50% of the Escrowed Securities.
		All remaining escrow shares
8.	Enrolment of a first patient in a randomized registration trial for either OGX-011 or OGX-427.	100%
9.	The signing of a partnering or licensing agreement with a pharmaceutical or biotechnology company, as approved by the board of directors of the Purchaser, for the development of OGX-011, OGX-427 or OGX-225.	100%
10.
The occurrence of a Business Combination in which the value per share of the consideration received by the holders of the Purchaser’s common shares as a result of the Business Combination equals or exceeds 150% of the average closing sale prices of the Purchaser’s common shares, as reported on the NASDAQ Global Market (or such other stock market on which the common shares are then listed), for the ten trading days both immediately prior to and immediately following the Announcement Date.  In the event the consideration received includes property other than cash, the value of such property, including securities, shall be the fair market value of such property as determined in good faith by the board of directors of the Purchaser.
		100%

For the purposes of this Schedule, the following terms shall have the following meanings:

“Business Combination” means any (i) merger, reverse merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, arrangement or other similar transaction involving the Purchaser, except for any such transaction in which the holders of the outstanding voting securities of the Purchaser immediately prior to such transaction continue to hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Purchaser or of the surviving entity (or the parent of the surviving entity) immediately after such transaction; or (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or substantially all of the assets of the Purchaser, in a single transaction or series of related transactions; or (iii) the sale, transfer, issuance or other disposition of, or the acquisition by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of, the beneficial ownership of fifty percent (50%) or more of the total combined voting power of all outstanding equity securities of the Purchaser or any of its subsidiaries, in a single transaction or series of related transactions.

Notwithstanding the foregoing, in no event shall a Business Combination be deemed to have occurred upon the consummation of any transaction entered into primarily for financing purposes.

“FDA” means the United States Food and Drug Administration.

“SPA” means a Special Protocol Assessment as agreed by the Purchaser and the FDA in respect of the design and size of a clinical trial.

“Supportive Clinical Trial” means a randomized clinical trial in patients with hormone refractory prostate cancer that will serve to support the registration trial(s) in a New Drug Application filing with the FDA and market approval.

“Type B Meeting” means a meeting between the Purchaser and the FDA that is for the purpose of eliciting responses from FDA to specific issues raised by a sponsor.

SCHEDULE “B”

PERMITTED TRANSFERS OF ESCROW SECURITIES

For the purposes of section 5.2 of the Agreement, each of the following shall be classified as a “Permitted Transfer”:

(i)
Sale to a Controlled Corporation – The Shareholder may from time to time Transfer (as defined below) all or any part of its Escrow Securities to a corporation which is under the Control (as defined below) of the Shareholder provided that such corporation agrees as a condition of the Transfer to Transfer back such Escrow Securities to the Shareholder in the event that such corporation ceases to be under control of the Shareholder.

(ii)	Family, RSP Sales - A Shareholder may from time to time Transfer all or any part of its Escrow Securities to:

A.	a trust for the benefit of the Shareholder or his or her immediate family;

B.	a registered retirement savings plan of the Shareholder or his or her spouse; and

C.
provided that if such transferee (both legal and beneficial transferees in the case of a trust) is required to become a party to this Agreement, such transferees (if more than one) shall designate the Shareholder to represent all of the transferees and such representative will remain a party to and bound by this Agreement for and on behalf of such transferees and the Shareholder shall be deemed to be the legal and beneficial owner of such transferred Escrow Securities for the purposes of this Agreement.

(iii)
Death - Upon the death of the Shareholder, the Escrow Securities may be Transferred in accordance with a probated will of the deceased or by operation of laws for the administration of estates upon intestacy, provided that each such transferee enters into an agreement under which the transferee becomes party to and bound by this Agreement.

(iv)	Investor Exemptions – If the Shareholder is an Investor (as defined below) it may Transfer the whole or any part of its Escrow Securities:

A.	if it is required by law to do so;

B.	if it resolves to Transfer all or substantially all of its assets or if the Transfer is part of a portfolio sale of its assets;

C.	to any person, where the Transfer is in connection with a reorganization of the Investor;

D.	if the Transfer is to any manager, general partner, affiliate or associate of the Investor or affiliate or associate of such manager or general partner;

E.
to any corporation or other form of entity whose senior officers are, or which is managed by a corporate manager whose senior officers are, common officers of the Investor, the Investor’s manager or the Investor’s general partner, as the case may be, as at the date of the Transfer;

F.
to any limited partnership the general partner of which is Controlled, directly or indirectly, by the Investor, the manager or general partner of the Investor, or an affiliate or associate of the Investor, or its manager or general partner as at the date of the Transfer;

G.
to any persons who are bona fide investors (including limited partners, the general partner or fund manager, as the case may be, or directors, officers, or employees who are participants in an incentive program) in the Investor who are entitled to participate in a distribution of the assets of the Investor upon winding-up, liquidation or dissolution where the Escrowed Securities are distributed to them on such occurrence; provided that if such investors are required to become parties to this Agreement, such investors (if more than one) shall designate one person to represent all such investors and such representative will become party to and bound by this Agreement for and on behalf of such investors and the representative shall be deemed to be the legal and beneficial owner of such Transferred Escrow Securities for the purposes of this Agreement;

H.
in respect of Ventures West 7 Limited Partnership (“Ventures West Canada”) and Ventures West 7 U.S. Limited Partnership (“Ventures West U.S.”), without limiting any of the foregoing, to (i) any limited partner of Ventures West Canada or Ventures West U.S., (ii) Ventures West Capital Ltd., any subsidiary thereof, or any corporation whose senior officers are common officers of Ventures West Capital Ltd., or (iii) any fund managed by Ventures West Capital Ltd. or any subsidiary thereof; or

I.	in respect of Working Opportunity Fund (EVCC) Ltd., without limiting any of the foregoing, to any member of the GrowthWorks Group (as defined below)

provided that each such transferee enters into an agreement under which the transferee becomes party to and bound by this Agreement.

Defined Terms:

In this Schedule “B”, the following terms shall have the following meanings:

“affiliate” means with respect to any person:

(i)	any corporation which is directly or indirectly Controlled by that person;

(ii)	if a corporation, any corporation which Controls that person, and any corporation which is directly or indirectly Controlled by a corporation which Controls that corporate person; and

(iii)
if a partnership or limited partnership, any partner of the partnership or any corporation which Controls that partner and any corporation which is directly or indirectly Controlled by a corporation that Controls that partner.

“associate” has the same meaning as has been designated to that term in the Canada Business Corporations Act (Canada), as amended from time to time.

“Control”, “Controls” or “Controlled” means, in relation to a corporation:

(i)	the right to cast a majority of the votes which may be cast at a general meeting of that corporation; or

(ii)	the right to elect or appoint, directly or indirectly, a majority of the directors of that corporation.

“GrowthWorks Group” means:

(i)	Growth Works Capital Ltd. (“GrowthWorks”);

(ii)
any investment fund (whether corporation, limited partnership, trust or other entity) to which GrowthWorks or any affiliate or associate of GrowthWorks provides management or investment advisory services; or

(iii)	any affiliate or an associate of the foregoing.

“Investors” means Ventures West Canada, Ventures West US, H.I.G. Horizon Corp., Working Opportunity Fund (EVCC) Ltd., Business Development Bank of Canada, Milestone Medica Corporation and WHI Morula Fund, LLC and “Investor” means any one of them.

“Transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of a security interest or other arrangement by which possession, legal title or beneficial ownership passes from one person to another, or to the same person in a different capacity, whether or not voluntarily and whether or not for value, and any agreement to effect any of the foregoing; and the words “Transferred”, “Transferring” and similar words have corresponding meanings.

SCHEDULE “C”

RESOLUTION OF DISPUTES

1.	Appointment of Shareholder Representative

In the event of a Dispute under section 3.9 of the Agreement, within three (3) Business Days of the Purchaser’s receipt of a Dispute Notice, the Purchaser shall provide written confirmation (a “Dispute Confirmation”) to the Disputing Shareholders that it has received such Dispute Notice.  Within ten (10) Business Days of the delivery of the Dispute Confirmation: (a) the Disputing Shareholders must appoint a representative (a “Shareholder Representative”) to act on behalf of all of the Disputing Shareholders in all matters related to the settling of the Dispute; and (b) the Shareholder Representative must confirm in writing to the Purchaser its appointment and the fact that it has the full power and authority to act on behalf of all of the Disputing Shareholders in respect of the settlement of the Dispute.  The Disputing Shareholders shall use whatever procedures they deem appropriate to appoint a Shareholder Representative provided that such appointment is duly and validly made and the Shareholder Representative is granted the full power and authority to act on behalf of all of the Disputing Shareholders in respect of the settlement of the Dispute.

2.	Reasonable Commercial Efforts to Settle Disputes.

The Shareholder Representative (on behalf of the Disputing Shareholders) and the Purchaser shall use all reasonable commercial efforts to settle the Dispute.  To this end, they shall consult and negotiate with each other in good faith and understanding of their mutual interests to reach a just and equitable solution satisfactory to the Disputing Shareholders and the Purchaser.

3.	Arbitration.

If the Disputing Shareholders and the Purchaser do not reach a solution pursuant to Section 2 of this Schedule “C” within a period of 20 Business Days following the delivery of the Dispute Confirmation, then upon written notice (an “Arbitration Notice”) by either the Shareholder Representative or the Purchaser to the other, the Dispute shall be finally settled by arbitration in accordance with the provisions of the Commercial Arbitration Act (British Columbia), as amended or replaced based upon the following:

(a)
the arbitration tribunal shall consist of one arbitrator appointed by mutual agreement of the Shareholder Representative and the Purchaser, or in the event of failure to agree within ten (10) Business Days following the delivery of the Arbitration Notice, either the Shareholder Representative or the Purchaser may apply to a judge of the Supreme Court of British Columbia to appoint an arbitrator.  The arbitrator shall be qualified by education and training to pass upon the particular matter to be decided;

(b)	the arbitrator shall be instructed that time is of the essence in the arbitration proceeding and, in any event, the arbitration award must be made within 30 days of the appointment of the arbitrator;

(c)
after an Arbitration Notice is given, the Shareholder Representative and the Purchaser will meet within 15 Business Days of delivery of the Arbitration Notice and will negotiate in good faith to agree upon the rules and procedures for the arbitration, in an effort to expedite the process and otherwise ensure that the process is appropriate given the nature of the Dispute and the values at risk, failing which, the rules and procedures for the arbitration shall be determined by the arbitrator;

(d)	the arbitration shall take place in Vancouver, British Columbia;

(e)
the arbitration award shall be given in writing shall provide reasons for the decision, and shall be final and binding on the Disputing Shareholders and the Purchaser, not subject to any appeal.  The arbitration award shall be limited to a determination by the arbitrator of whether or not the Milestone that is the subject of the Dispute has in fact been achieved (or in the case of a Dispute involving more than one Milestone, whether or not each such Milestone has in fact been achieved);

(f)
the fees and other costs of the arbitration associated with the arbitrator and the Shareholder Representative shall be paid by the Disputing Shareholders provided that should the arbitrator rule in favour of the Disputing Shareholders (i.e. should the arbitrator rule that any one or more of the Milestones that is the subject of the Dispute has in fact been achieved), the Purchaser shall pay all fees and other costs of the arbitration associated with the arbitrator and the Shareholder Representative and shall reimburse any such fees and costs previously paid by the Disputing Shareholders;

(g)
all Disputes referred to arbitration (including without limitation the scope of the agreement to arbitrate, any statute of limitations, conflict of laws rules, tort claims and interest claims) shall be governed by the substantive Law of British Columbia and the federal laws of Canada applicable therein; and

(h)
the Disputing Shareholders, the Shareholder Representative and the Purchaser shall agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) shall not be disclosed beyond the arbitrator, the parties to the arbitration, their counsel and any person necessary to the conduct of the proceeding, except as may lawfully be required in judicial proceedings relating to the arbitration or otherwise.

(a)